Exhibit 99.1

Michael R. Costa elected to Scripps Networks Interactive

Board of Directors

For immediate release	NYSE: SNI

Feb. 23, 2009

CINCINNATI – Michael R. Costa, an investment banker with expertise in the media and telecom industries, has been elected as a member of the Board of Directors for Scripps Networks Interactive Inc. Costa, 50, is a former managing director of Merrill Lynch & Company.

“Scripps Networks Interactive is very fortunate to bring aboard someone of Michael Costa’s caliber with his knowledge and invaluable experience in media as we continue to expand our footprint in lifestyle and interactive media,” said Kenneth W. Lowe, chairman, president and CEO of Scripps Networks Interactive.

At Merrill Lynch, Costa focused on mergers, acquisitions and corporate restructurings in the media and telecom industries. In his most recent position, he was Managing Director, Global Markets and Investment Banking/Mergers and Acquisitions.

Before joining Merrill Lynch in 1989, Costa was a mergers and acquisitions attorney at the law firm of Skadden, Arps, Slate, Meagher & Flom in New York.

Costa earned a Juris Doctor degree at Harvard Law School and a bachelor’s degree from Colgate University.

About Scripps Networks Interactive

Scripps Networks Interactive Inc. is the leading developer of lifestyle-oriented content for television and the Internet, where on-air programming is complemented with online video, social media areas and e-commerce components on companion Web sites and broadband vertical channels. The company’s media portfolio includes: Lifestyle Media, with popular lifestyle television and Internet brands HGTV, Food Network, DIY Network, Fine Living Network and country music network Great American Country (GAC); and Interactive Services, with leading online search and comparison shopping services, Shopzilla and uSwitch.

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Contact:

Mark Kroeger, Scripps Networks Interactive Inc.,513-824-3227

E-mail: mark.kroeger@scrippsnetworks.com